Exhibit 10.8

INSTALLMENT NOTE

Amount:	Cupertino, California

Date:

FOR VALUE RECEIVED,                                                                       promises to pay to Nextest Systems Corporation, a California corporation (the “Company”), the principal sum of                                                               dollars (                ), together with interest on the unpaid principal hereof from the date hereof at the rate of                                               percent (            %) per annum, compounded annually.

Principal and interest shall be due and payable as follows: Interest only shall be due and payable on each one year anniversary of this Note. Principal and accrued but unpaid interest shall be due and payable on the fifth anniversary of this Note. Should the undersigned fail to make full payment of any installment of principal or interest for a period of 10 days or more after the due date thereof, or should the undersigned’s employment or consulting relationship with the Company be terminated for any reason (or for no reason), the whole unpaid balance on this Note of principal and interest shall become immediately due at the option of the holder of this Note. Payments of principal and interest shall be made in lawful money of the United States of America.

The undersigned may at any time prepay all or any portion of the principal or interest owing hereunder.

This Note is secured by a pledge of the Company’s Common Stock under the terms of a Security Agreement of even date herewith and is subject to all the provisions thereof.

Should any action be instituted for the collection of this Note, the reasonable costs and attorneys’ fees therein of the holder shall be paid by the undersigned.

The holder of this Note shall have full recourse against the maker, and shall not be required to proceed against the collateral securing this Note in the event of default.

Signature

Name